Exhibit 99.1

Hillenbrand, Inc. Announces Retirement of Kenneth A. Camp, President and CEO – Joe Raver Named Successor

BATESVILLE, Ind., March 20, 2013 /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI)

Kenneth A. Camp has notified the Board of Directors of Hillenbrand, Inc. of his intent to retire as president, CEO and director. Hillenbrand’s Chairman of the Board, Joe Loughrey, has confirmed Ken’s pending retirement and announced the decision of the Board of Directors to transfer leadership to accomplished Hillenbrand executive, Joe Raver. Camp will be stepping down from his position on Sept. 6 to effect a smooth transition of leadership to Raver prior to Camp’s retirement on Dec. 31, 2013.

Loughrey said, “We can’t honor Ken enough for the transformative work he has done for Hillenbrand. It was his vision that started us on the course to becoming a global, diversified industrial company and set a foundation for our continued strategic growth.” Ken Camp has been a visionary leader for the organization, guiding the transformation of the company from a $650m casket company serving North America to a $1.6b global diversified industrial company doing business in 40 countries around the world. He has led the strategy and transition to two global platforms and has taken steps toward a third. Additionally, Ken has developed a talented leadership team that is well positioned to take the company to the next level of achievement. “I have enjoyed every one of my 32 years of service to Hillenbrand,” said Camp. “I’m proud of the successes we’ve achieved – all of which are due to the gifted and dedicated people throughout Hillenbrand. I look forward to retirement and I will leave knowing this organization is in Joe Raver’s very capable hands.”

“The Board is unanimous in their support of Joe Raver,” said Loughrey. “He is the product of a long-term, intentional leadership development focus at Hillenbrand. We’re fortunate to have him and others like him ready to step up and serve when called.” Raver spent 18 years in various key positions with Batesville Casket Company and its affiliates. He held the position of vice president of strategy for two years and then vice president and general manager of the respiratory care division for two years at Hill-Rom, a leading global provider of medical technologies. Joe succeeded Ken Camp as president of Batesville Casket Company in 2008 when Ken assumed his current role at Hillenbrand, Inc. In 2011, Joe became president of the Process Equipment Group, where he exhibited insight and skill at the helm of a group that has grown significantly, both through organic growth and acquisition, and in a short time has expanded its presence in new markets such as China, Russia and India.

“I thank the Board for the confidence they have placed in me,” said Raver. “And I personally thank Ken Camp. He has been a significant mentor in our relentless pursuit of excellence. His example of focus and vision will serve me greatly in this role.” Joe holds a Master of Business Administration degree in Marketing and Strategy from the Kellogg School of Management at Northwestern University, as well as a Bachelor of Arts degree in Economics from Dartmouth.

Until the Sept. 6th transition, Raver will continue as president of the Process Equipment Group in Europe, which includes continuing the integration of Coperion. Joe and his family will move back to the U.S. later this summer as he and Camp work closely to commence the transition.

About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies.